EXHIBIT 99.1

Berkshire Hills Announces Allocation of
Inaugural $100 Million Sustainability Bond

Bond Supports Social & Environmental Projects in New England & New York

BOSTON – July 10, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) (“Berkshire” or the “Company”), announced today that proceeds from its inaugural sustainability bond have been allocated to projects resulting in the creation of 330 units of affordable and workforce housing along with more than 200,000 square feet of green building development. Berkshire’s Sustainability Bond Report, released in conjunction with today’s announcement, demonstrates how proceeds were allocated to support affordable housing, workforce housing, green building and financial access and inclusion projects in communities across New England and New York.

In June 2022, Berkshire became the first public U.S. community bank holding company with under $150 billion in total assets to issue a Sustainability Bond. The $100 million issuance of its 5.50% fixed-to-floating rate subordinated notes due 2032 was used to finance or refinance new or existing social and environmental projects consistent with its Sustainable Financing Framework.

“Berkshire Bank consistently seeks to maximize value creation for our customers, employees, shareholders and communities as we progress further toward becoming a high-performing, leading socially responsible community bank,” stated Nitin Mhatre, Berkshire CEO. “Our sustainability bond reflects this commitment in practice as it helped expand our universe of investors and deliver a positive impact to our communities.”

Highlights of the projects supported by Berkshire’s Sustainability Bond include:

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Affordable & Workforce Housing: Approximately 41% of the bond proceeds were allocated to the development of 330 units of affordable and workforce housing in Massachusetts, New York and Connecticut. These projects are expected to provide housing at a rate below the prevailing market rate to individuals and families at or below 60% of the Area Median Income (“AMI”) for affordable units and between 60%-80% of the AMI for workforce units.

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Green Buildings: Approximately 33% of the bond proceeds were allocated for the construction of more than 200,000 square feet of green buildings in Massachusetts and New York whose projects are expected to achieve LEED Gold or Platinum, Net Zero emissions and/or are expected to achieve greenhouse gas emissions performance in the top 15% of their municipal boundaries.

Photo: Solara Ecoluxury Apartments

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Financial Access & Inclusion: 26% of the bond proceeds were allocated to small businesses located in low-moderate income and/or majority minority census tracts that created jobs, along with the redevelopment and revitalization of a former industrial site within a low-income neighborhood that helped attract new and retain existing businesses and residents.

Photo: Common Roots Brewing

“The allocation of our inaugural sustainability bond issuance is helping to accelerate our impact and further empower the potential of people and businesses across our footprint. By aligning our capital strategy with our sustainability objectives, we’re able to deliver value for our shareholders, innovative solutions for our customers and a net-positive impact for our communities,” added Gary Levante, SVP, Corporate Responsibility at Berkshire.

All of the proceeds from the bond were allocated in alignment with Berkshire’s Sustainable Financing Framework. Sustainalytics, a Morningstar Company, and the global leader in high-quality ESG research, ratings, and data, independently verified that Berkshire’s Sustainable Financing Framework “is credible and impactful and aligns with the International Capital Market Association’s (ICMA) Sustainability Bond Guidelines 2021, Green Bond Principles 2021 and Social Bond Principles 2021”*. The subordinated Sustainability Bond issuance also received an investment grade rating of Baa3 from Moody’s Investors Service**. Berkshire’s full Sustainability Bond Report is available online at berkshirebank.com/sustainable-finance.

Since its founding in 1846, Berkshire has helped finance and innovate businesses, create jobs, grow the economy, and improve the overall quality of life for the people and places its stakeholders care about most. The Company is well known for its commitment to sustainability, equity and social responsibility highlighted by Berkshire’s history of philanthropy, its multi-year BEST Community Comeback program, and its Center for Women, Wellness and Wealth.

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ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $12.3 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies by Newsweek and America’s Best Midsize Employers by Forbes, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

*Note Regarding Second Party Opinion
Sustainalytics' second party opinion is provided for informational purposes only and does not constitute an endorsement of any securities, product or project, does not constitute investment or financial advice, and does not represent any type of credit or securities rating or an assessment of the issuer's economic performance, financial obligations nor of its creditworthiness.

**Note Regarding Rating
A rating is not investment or financial advice and is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Investor Contact Kevin Conn Investor Relations 617.641.9206 KAConn@berkshirebank.com	Media Contact: Alicia Jacobs Corporate Communications 413.242.6540 Ajacobs1@berkshirebank.com